INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 54 to the Registration Statement No. 2-66906 on Form N-1A of the John Hancock Investment Grade Bond Fund Institutional Class I, of our report dated July 9, 2003 appearing in the Annual Report to the Board of Trustees and Shareholders of the John Hancock Investment Grade Bond Fund for the year ended May 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are a part of such Registration Statement.




                                                       /s/Deloitte & Touche LLP
                                                       ------------------------




Boston, Massachusetts

July 24, 2003